ORSUS XELENT REPORTS 2007 FIRST HALF RESULTS

•
New Higher Margin Specialized Application Mobile Sales Contributed To A 26% Increase In Second Quarter Net Profit On Slightly Lower Overall Sales, As The Contribution From Traditional Mobile Phone Sales Declined As Anticipated

•	Through First Six Months Revenues Grew 43% And Net Profit Increased 18%

•	Company Reiterates Full Year Revenue Growth Expectation Of At Least 30% Based On Expanding Specialized Application Sales

NEW YORK, NY—August 20, 2007 -- Orsus Xelent Technologies, Inc. (AMEX:ORS - News), a designer and manufacturer of award-winning mobile phones for the Asian market, today announced results for its second quarter and first half ended June 30, 2007.

For the second quarter ended June 30, 2007, the Company said net income grew 26.55% to $ 1,449,000, or $0.05 per share, on a 3.84% decrease in revenues to $16,356,000. In the prior year period, the Company reported net income of $1,145,000, or $0.04 per share, on revenues of $17,009,000.

For the first six months of 2007, net income rose 18.14% to $2,696,000, compared to $2,282,000 in the same period last year, on first half revenues in 2007 of $36,365,000, up 43.30% from $25,376,000 in the same period in 2006. Earnings per share in the first half of 2007 were $0.09 compared with $0.08 per share in the same period last year.

Mr. Xavier Xin Wang, president and CEO of the Company stated, “In our 2007 second quarter, we continued to see the payoff for management initiatives in 2006 to reposition the Company and achieve cooperation with the major telecom companies, in particular, in the sales and build up in expected orders for our higher margin specialized application phones.” He noted that “together with the cost reductions achieved, this led to improved profit margins and against expected slightly lower sales in the quarter -- ahead of planned second half increases in specialized application sales -- a 26.55% net profit increase.”

Discussion of Results

In the face of the anticipated declining profitability in “traditional” mobile phones, the Company pursued its strategy to develop and market specialized application terminals to meet specific applications in the market. Revenue from traditional GSM cellular phones accounted for 8.63% of sales in the second quarter while CDMA mid-level and high-end product sales grew to account for 91.37% of the quarterly total with sales of $14,945,000, up from $8,362,000 in the same period last year and nearly 10% higher than in the first quarter of 2007. Significantly, within the CDMA category, the Company’s X180 specialized application terminal was launched during the quarter with a sale of 10,000 units for $3,914,000, with a gross profit of about 38%.

Higher Profits

The higher gross profit generated by the Company’s X180 specialized application phones was the principal reason for the 10.15% decline in the cost of sales achieved in the quarter and the reported 2.22% decline through the first half.

Additionally, sales and marketing expense in the first half was 68.58% lower than in the same period last year. This was a consequence of steps taken last year by the Company to reduce personnel costs, most significantly in the area of after-sale maintenance, where these costs were shifted to the Company’s partner.

Increased spending for promising development of the Company’s specialized applications terminals raised R&D costs in the second quarter, which also saw an increase in G&A expenses, which included a $1,409,000 inefficient payment receivable.

Gross profit in the second quarter was $3,175,000, reflecting a gross margin of 19.41%, an increase of 35.74% over the same period last year. For the first half, the gross margin improved 2.22% to 18.82% for the reasons described above.

The Company noted that it paid income tax in the first half of 2007 at a ratio of 12% of aggregated profit versus its exempt status in 2006. In the period it also developed an allowance for obsolete inventories and doubtful accounts. Excluding these factors, it said that profitability increased more substantially than reported.

Other Developments in the Quarter

The key event announced in the quarter was ORS’ first order with China Unicom, the second largest telecom operator in China, for 15,000 units of its new X180, part of an anticipated 50,000 unit order with an estimated value of $20 million. Significantly, the phones also offer the potential to Orsus for recurring revenues from anticipated monthly access charges.

During the quarter, as the Company developed its relationship with China Unicom, it also engaged in discussions with China Mobile aimed at developing cooperation and expects to finalize an agreement with them. At the appropriate time it will provide details on the mode and status of the cooperation.

Additionally, the Company continued to take steps to prepare for the anticipated advent of 3G mobile technologies in China. In this context, it has been in negotiations with a number of 3G design houses and expects to provide a sample to China Mobile for testing and also continued to work on the granting of 3G cellular phone manufacturing licenses from the PRC government.

In May, having completed all the necessary requirements, ORS shares were listed on The American Stock Exchange (AMEX), which the Company believes will benefit current and potential investors.

Post Quarter Events

•	In July, the Company announced that initial deliveries of its Unicom Huasheng X180 order were made, and involved orders from two cities—Beijing and Shanghai—and five provinces.
•
At the same time, the Company announced the launch of two new high-end specialized application phone lines, the Proxlink X688 and the Proxlink X388, which are expected to sell at prices not less than its Proxlink X180.

•
The Company said it expects to sell 20,000 units each of the new phones in 2007, and raised its estimate of the number of specialized application units it expects to sell in 2007 from 70,000 units to 90,000 units

•	The Company also announced that it signed two new strategic cooperation agreements to further broaden its penetration of the special application mobile devices market.

Looking Ahead

Mr. Xavier Wang commented: “We are entering the second half of 2007 in an excellent position, with an expectation of a continuing surge in orders for our growing range of high margin specialized application mobile units, and believe we are moving closer to our goal of becoming the industry leader. By continuing to diversify our markets and products we also diversify our sources of profits and greatly strengthen the Company.”

He added, “With a current expectation of sales in 2007 of at least 90,000 specialized application units, we continue to expect full year profitable sales growth of at least 30%.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

(SEE TABLES BELOW)

ORSUS XELENT First Half 2007 Results of Operations
	For The Six months Ended June 30, 2007		Six months ended June 30, 2006		Comparison
	$’ 000	% of revenue	$’ 000	% of revenue	$’000%
Revenue	36,365	-	25,376	-	10,989	43.30%
Cost of sales	29,522	81.18%	21,163	83.40%	8,359	39.50%
Sales & marketing expenses	247	0.68%	786	3.10%	-539	-68.58%
General & admin. expenses	579	1.59%	379	1.49%	200	52.77%
R&D expenses	296	0.81%	147	0.58%	149	101.36%
Depreciation	87	0.24%	125	0.49%	-38	-30.40%
Allowance for obsolete inventories	592	1.63%	-	-	592	100.00%
Allowance for trading deposit receivable	1,409	3.87%	310	1.22%	1,099	354.52%
Interest expenses	304	0.84%	29	0.11%	275	948.28%
Other net income	7	0.02%	5	0.02%	2	40.00%
Pre-tax profit	3,336	9.17%	2,442	9.62%	894	36.61%
Income tax	640	1.76%	160	0.63%	480	300.00%
Profit(Loss)	2,696	7.41%	2,282	8.99%	414	18.14%
Diluted Shares Outstanding	29.76 mil	--		29.76 mil	--	--
EPS	$0.09	--	$0.08	--	$0.01	12. 50%

ORSUS XELENT Second Quarter 2007 Results of Operations
	For The Three months ended June 30, 2007		Three months ended June 30, 2006		Comparison
	$’ 000	% of revenue	$’ 000	% of revenue	$’000%
Revenue	16,356		17,009		-653	-3.84%
Cost of sales	13,181	80.59%	14,670	86.25%	-1,489	-10.15%
Sales & marketing expenses	134	0.82%	342	2.01%	-208	-60.81%
General & admin. expenses	420	2.57%	190	1.12%	230	121.05%
R&D expenses	243	1.49%	66	0.39%	177	268.18%
Depreciation	35	0.21%	100	0.59%	-65	-65.00%
Allowance for obsolete inventories	272	1.66%	-	-	272	100.00%
Allowance for trading deposit receivable	194	1.19%	310	1.82%	-116	-37.42%
Interest expenses	177	1.08%	29	0.17%	148	510.34%
Other net income	5	0.03%	3	0.02%	2	66.67%
Pre-tax profit	1,705	10.42%	1,305	7.67%	400	30.65%
Income tax	256	1.57%	160	0.94%	96	60.00%
Profit(Loss)	1,449	8.86%	1,145	6.73%	304	26.55%
Diluted Shares Outstanding	29.76 mil	--		29.76 mil	--	--
EPS	$0.05	--	$0.04	--	$0.01	25.00%

ORSUS XELENT BALANCE SHEET HIGHLIGHTS JUNE 30, 2007
$’ 000
Total Cash	2,315
Net Receivables	36,365
Accounts Payable	11,937
Short Term Debt	8,571
Long Term Debt	-
Gearing Ratio	54.52%

CONTACT:

Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors
Tel 212-719-7535
Fax 212-790-9594

Press:
Tel: 212 425 5700
Fax: 212 425 6951

Source: Orsus Xelent Technologies, Inc.